FOR IMMEDIATE RELEASE                                May 21, 2003
                                                     Contact:  Rosemarie Faccone
                                                     732-577-9996

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION
                         CHANGES STATE OF INCORPORATION

         Freehold, NJ, May 21, 2003. Monmouth Real Estate Investment Corporation
(NASDAQ/NMS:MNRTA) announced that it has changed its state of incorporation from
Delaware to Maryland. The reincorporation was approved by the Company's shareholders at the Company's annual meeting on May 6, 2003, and was effectuated on May 15, 2003.

         The reincorporation was accomplished by the merger of the Company with and into its wholly-owned subsidiary, MREIC Maryland, Inc., a Maryland corporation, which was the surviving corporation in the merger. In connection with the merger, MREIC Maryland, Inc., changed its name to Monmouth Real Estate
Investment Corporation.

         As a result of the merger, each outstanding share of the Company's
Class A common stock, $.01 par value per share, was converted into one share of common stock, $.01 par value per share of MREIC Maryland, Inc. common stock.

         The conversion of the Delaware Common Stock into Maryland Common Stock occurred without an exchange of certificates. Accordingly, certificates formerly representing shares of Delaware Common Stock are now deemed to represent the same number of shares of Maryland Common Stock, and stockholders do not need to take any action.

         Monmouth Real Estate Investment Corporation, a Maryland corporation, has the same business, properties, directors, management, status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and principal executive offices as Monmouth Real Estate Investment Corporation, a
Delaware corporation.

         Shares of Monmouth Real Estate Investment Corporation, a Maryland
corporation, are listed for trading on the Nasdaq National Market and trade under the symbol "MNRTA".

         Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust. The Company's equity portfolio consists of thirty-two industrial properties and one shopping center located in New Jersey, New York,
Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Nebraska,
Iowa, Illinois, North Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio,
Wisconsin and Arizona. In addition, the Company owns a portfolio of REIT securities.

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